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                                                                     EXHIBIT 4.4

                               AMENDMENT NO. 1 TO
                         SYNCHRONOSS TECHNOLOGIES, INC.
                              AMENDED AND RESTATED
                           INVESTORS RIGHTS AGREEMENT

     This Amendment No. 1 to Amended and Restated Investors Rights Agreement (this "Amendment") is entered into as of April 27, 2001 by and among Synchronoss Technologies, Inc., a Delaware corporation (the "Company"), and those certain investors in the Company (the "Investors") whose signatures are set forth below.

     WHEREAS, the Investors and the Company are parties to that certain Amended and Restated Investors Rights Agreement dated as of December 22, 2000 (the "Investors Rights Agreement"), pursuant to which the Investors possess certain rights;

     WHEREAS, the Company and the Investors desire to amend the Investors Rights Agreement to grant certain Board of Director observer rights in connection with the sale of Series A Preferred Stock, $0.0001 par value per share (the "Series A Preferred Stock") pursuant to that certain Series A Preferred Stock Purchase Agreement of even date herewith;

     WHEREAS, the Investors are holders of a sufficient percentage of Series A Preferred Stock to approve such amendment to the Investors Rights Agreement;

     NOW, THEREFORE, in consideration of the promises and conditions contained herein, the parties hereby agree as follows:

     1. Upon execution of this Amendment, Section 6.4 of the Investors Rights Agreement shall be amended in its entirety and replaced with the following:

"6.4 Board of Directors.

     (a) Subject to Section 6.4(b), each of the parties to this Agreement shall take all actions within their respective power, including but not limited to, the voting of all shares of capital stock of the Company owned by them, required to cause the Board of Directors to consist of seven (7) members to include:

          (i) two representatives designated by the Common Stockholders and the Series 1 Stockholders, voting together as a single class;

          (ii) three representatives designated by the Series A Stockholders;
and

          (iii) two representatives, who shall have the expertise in the industry in which the Company operates, (1) nominated by the Common Stockholders and the Series 1 Stockholders, voting together as a single class and (2) approved by the Series A Stockholders, voting as a separate class.

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          Additionally, both of Ascent Venture Partners III, L.P. ("Ascent") and
BVCF IV, L.P. ("BVCF"), for so long as they, or one of their Affiliates, holds at least 50% of the respective shares of Series A Preferred Stock purchased by each pursuant to the Purchase Agreement, shall each be entitled to appoint one person as an observer director, who shall be entitled to notice of and to attend all meetings of the Board of Directors, and to receive all information provided to the members of the Board of Directors, subject to applicable law. Notwithstanding the foregoing, the Company reserves the right to exclude any such observer directors from access to any meeting of the Board of Directors, or any portion thereof, or from access to any information, if the Company reasonably believes, in good faith and upon written advice of Company counsel, such exclusion is reasonably necessary to protect the attorney-client privilege. Both Ascent and BVCF agree that, upon the request of the Company, Ascent and BVCF shall cause their respective observer director to execute and deliver a confidentiality agreement requiring such observer director to make commercially reasonable efforts to hold in trust and confidence any confidential information learned by such observer as a result of his or her status as such.

     (b) The directors of the Company shall be insured by the Company, through the purchase of director's liability insurance at such time and in such amount as is determined by the Board of Directors, and shall be indemnified by the Company to the fullest extent provided under applicable law.

     (c) All reasonable expenses incurred by a director or an observer director of the Company in attending Board meetings or meetings of Board committees of which such director is a member and performing Company duties shall be borne by the Company.

     (d) The holders of shares of Series A Preferred Stock hereby agree to vote their shares of Series A Preferred Stock pursuant to Section 6.4(a)(ii) to elect two representatives to the Board of Directors nominated by ABS Ventures SYN L.L.C. (or its successor) and one representative to the Board of Directors nominated by Rosewood Venture Group.

     (e) The parties hereto will not vote for any amendment or change to the Company's Certificate of Incorporation or Bylaws providing for the election of more or less than seven (7) directors, or any other amendment or change to the Company's Certificate of Incorporation or Bylaws inconsistent with the terms of this Agreement or any proposed amendment thereto.

     (f) The voting agreements contained herein are coupled with an interest and may not be revoked during the term of this Agreement."

     2. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Amendment shall inure to the benefit of and be binding upon the respective successors and assigns of the parties

     3. Governing Law. This Amendment shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.


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     4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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          IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 to Investors Rights Agreement as of the day and year first above written.

                                        THE COMPANY:

                                        SYNCHRONOSS TECHNOLOGIES, INC.


                                        By: /s/ STEPHEN G. WALDIS
                                            ------------------------------------
                                        Name: Stephen G. Waldis
                                        Title: President and
                                               Chief Executive Officer

                SIGNATURE PAGE TO SYNCHRONOSS TECHNOLOGIES, INC.
       AMENDMENT NO. 1 TO AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT